Exhibit 10.30

Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is effective on March 1, 2026, and is entered into by and between John Saharek with a principal address located at (“Consultant”) and Harrow, Inc., a Delaware corporation with its principal address located at 1A Burton Hills Blvd., Suite 200, Nashville, Tennessee (the “Company”).

WHEREAS, the Company wishes to retain Consultant as an advisor to the Company; and

WHEREAS, Consultant wishes to provide advisory services to the Company as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree, intending to be legally bound, as follows:

1.	Consulting Services.

1.1.	Consultant will provide consulting services to the Company during the Term of this Agreement. The consulting services (“Services”) are set forth in the Statement of Work (“SOW”) that is attached hereto as Appendix A and made a part hereof, as it may be amended from time to time by the parties hereto.

1.2.	Consultant represents and warrants to the Company that: (a) Consultant has the required skill, experience and qualifications to perform the Services, shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; and (b) Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations.

2.	Effective Date; Term and Termination.

2.1.	This Agreement shall be effective on the later of the dates that it is executed by the Company and Consultant (the “Effective Date”) and shall terminate upon the date Services are completed (the “Term”) unless: (i) this Agreement is sooner terminated as provided in Section 2.2 below; or (ii) the parties agree in writing to extend the Term for a mutually agreed upon period.

2.2.	The Agreement and the Services provided by Consultant may be terminated by Consultant or the Company, at any time and for any reason, upon five (5) days prior written notice of termination.

2.3.	Consultant shall immediately cease to provide any further Services under this Agreement and/or any applicable SOW upon receipt of notice from the Company that the Company is terminating this Agreement and/or such SOW. Upon termination of this Agreement, Consultant shall be entitled to payment for Services completed prior to such termination. Thereafter, the Company shall owe Consultant no further amounts or obligations.

3.	Consulting Fees.

3.1.	In consideration of the Services provided hereunder, the Company shall pay Consultant consulting fees as set forth in the applicable SOW (“Consulting Fee”).

3.2.	Consultant shall be responsible for all expenses incurred in association with performance of the Services, unless pre-approved by the Company in writing in advance.

4.	Ownership of Intellectual Property / Inventions / Work Product. Consultant agrees that Consultant shall disclose promptly to the Company all inventions, ideas, concepts, and discoveries, including but not limited to processes, methods, formulas, biological materials, specimens, chemical compounds, formulations, software, data, techniques, products, applications, systems, procedures, technical information, drawings, reports and designs as well as improvements and modifications thereof and know-how thereto (whether or not protectable by copyright, patent, trademark, trade secret or any other proprietary rights), that Consultant makes, conceives of, discovers or develops as a result of providing the Services or that arise from the Confidential Information defined in Section 6 below, as well as the Deliverables required under the SOW (collectively “Work Product”). Consultant agrees that all Work Product shall be the sole and exclusive property of the Company.

4.1.	Consultant represents and warrants that all Work Product is and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and, to the best of Consultant’s knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

4.2.	Consultant agrees that any Work Product, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Consultant agrees to assign, and by this Agreement and Consultant’s signature below, Consultant hereby does assign to the Company all right, title and interest in and to Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all other proprietary rights in Work Product.

4.3.	Consultant agrees that, at the request of the Company, Consultant will execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (a) to effect the assignment of Work Product as agreed above; (b) to apply for, obtain, and vest in the name of the Company alone patents, patent applications, copyrights or other intellectual property rights in any country and (c) at the Company’s expense, to assist the Company in prosecuting any such rights.

4.4.	Consultant agrees that promptly upon termination of this Agreement, Consultant shall deliver to the Company all Work Product, either completed or uncompleted, and any documents, reports and other materials which are in Consultant’s possession in connection with the performance of Services under this Agreement.

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4.5.	To the extent, if any, that Consultant retains any right, title or interest in or to any Work Product, Consultant hereby grants to Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (a) to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, use, sell, offer to sell, import and otherwise exploit (and have others exercise such rights on behalf of Company) all or any portion of such Work Product, in any form or media (now known or later developed); (b) to modify all or any portion of such Work Product, including the making of additions to or deletions from such Work Product, regardless of the medium (now or hereafter known) into which such Work Product may be modified and regardless of the effect of such modifications on the integrity of such Work Product; (c) to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified; and (d) to otherwise exploit such Work Product in any manner whatsoever; in each case without notice to, the consent of, or accounting to Consultant. Consultant further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Work Product that Consultant may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

5.	Confidentiality. Consultant acknowledges that Consultant will receive confidential and proprietary information from, on behalf of, or at the direction of, the Company in connection with, and during the course of providing, the Services, including but not limited to technical, clinical, marketing, commercial and/or legal information, data, reports, drawings, models, designs, prototypes, biological material, specimens, chemical compounds, formulas, manufacturing or other processes, software, specifications, patent applications, marketing strategies, customer information and customer lists (“Confidential Information”). As used herein, “Confidential Information” includes Work Product as defined in Section 5. All Confidential Information is and shall at all times remain the exclusive property of the Company. Consultant agrees:

5.1.	to hold the Confidential Information in strict confidence and not to disclose or make available any Confidential Information to any third party whatsoever, without the prior written consent of the Company;

5.2.	to use the Confidential Information only for the benefit of the Company and only for the purpose of providing the Services;

5.3.	to take at least the same degree of care to prevent disclosure of Confidential Information as Consultant takes to preserve and safeguard Consultant’s own confidential and proprietary information, but in any event, no less than a reasonable degree of care;

5.4.	not to make copies of the Confidential Information except to the extent that the copies are reasonably necessary for providing the Services;

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5.5.	to return or destroy (as the Company may direct) any Confidential Information held by Consultant immediately upon termination of the Term of this Agreement pursuant to Section 2 above and provide the Company with a letter certifying that all such Confidential Information has been returned or destroyed as directed;

5.6.	that Confidential Information excludes information that: (a) as evidenced by Consultant’s written records, was lawfully known to Consultant prior to its communication by, on behalf of, or at the direction of the Company and was not communicated to Consultant subject to any restrictions on disclosure or use; or (b) as evidenced by Consultant’s written records, is independently developed by Consultant without use or knowledge of the Confidential Information; or (c) is or becomes a part of the public domain other than by a breach of this Agreement by Consultant; (d) becomes known to Consultant by the action of a third party not in breach of any obligation of confidence; or (e) is required to be disclosed or made available by Consultant to a third party pursuant to any applicable law, governmental regulation, or decision of any court or tribunal of competent jurisdiction, so long as Consultant takes reasonable steps, in light of the circumstances, to give the Company sufficient prior notice in order to contest such law, governmental regulation, or decision;

5.7.	that no representation or warranty, express or implied, is made by the Company as to the accuracy, completeness or reasonableness of any Confidential Information and that neither the Company will have any liability to Consultant as a result of Consultant’s possession or use of the Confidential information; and

5.8.	that money damages may not be sufficient remedy for any breach of this Section 6 and that the Company will be entitled to seek specific performance and injunctive or equitable relief as a remedy for any such breach.

5.9.	Nothing in this Section 6 is intended to limit any remedy of the Company under Tennessee Uniform Trade Secrets Act, or otherwise available under law.

5.10.	Consultant shall, at Harrow’s request and in Harrow’s sole discretion, execute separate Confidentiality Agreements and, if given access to patient health information, a “Business Associate Agreements” as required by the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

6.	Conflicts of Interest.

6.1.	Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not (a) breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement, or (b) breach any other agreement with any third party. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

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6.2.	The Company acknowledges that Consultant may perform consulting services for other clients. Consultant represents and warrants that as of the Effective Date, there is no conflict of interest which would prevent Consultant from performing the Services for the Company, and that Consultant is not under any legal or contractual relationship with any third party which is inconsistent with any provision of this Agreement. During the Term of this Agreement, Consultant will use Consultant’s best efforts not to enter into any other agreement or arrangement that will directly compete with the Services to be rendered hereunder. In the event that Consultant becomes aware of any potential or actual conflicts of interest regarding the provision of the Services, Consultant shall promptly disclose the fact and nature of such conflict to the Company. Thereafter, upon the Company’s request, Consultant shall cease to provide further Services to the Company, or to be entitled to receive any further compensation in consideration of the provision of further Services, to the extent specified in writing by the Company.

7.	Debarred Person. Consultant hereby certifies that Consultant is not currently nor has been debarred by the U.S. Food and Drug Administration pursuant to 21 USC §335a(a) or (b), or under any similar law or regulation by the European Medicines Evaluation Agency or any other national or regulatory authority or agency. If Consultant becomes aware that Consultant is or becomes the subject of any debarment or similar proceedings in any jurisdiction, then Consultant shall promptly notify the Company.

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8.	Independent Contractor. The relationship of Consultant to the Company shall be that of an independent contractor rendering professional services. Consultant is not an employee of the Company. Nothing contained in this Agreement shall be deemed to create a relationship of employer and employee or principal and agent between the Company and Consultant. In no circumstance shall Consultant look to the Company as Consultant’s employer, partner, agent or principal. In further demonstration of Consultant’s independent consultant status, Consultant and the Company agree as follows:

8.1.	No Benefits, Etc. Consultant shall have no authority to execute contracts or make commitments on behalf of the Company or assume any obligation or liability on behalf of the Company or to negotiate with third parties regarding any matters relating to the Company and its business. Consultant has the right to perform services for others during the term of this Agreement subject to any limitations and/or restrictive covenants that predate this Agreement (all of which, for the avoidance of doubt, are unaffected by this Agreement). Consultant shall not receive any training from the Company in the skills necessary to perform the Services required by this Agreement. The Company shall not require Consultant to devote full time to performing the Services required by this Agreement. Consultant shall not be entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by the Company for its employees. Consultant’s exclusion from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties including, without limitation, worker’s compensation insurance, travel accident insurance, medical/dental insurance, life insurance, short- term and/or state disability insurance or benefits, long-term disability insurance, holiday pay, sick pay, paid vacation, bonuses, salary continuation pay, leaves of absence (paid or unpaid), pension plan benefits, retirement savings plan benefits or lease vehicle benefits. To the extent that Consultant may become eligible for any benefit programs maintained by the Company, Consultant hereby waives Consultant’s right to participate in such programs. The Company shall not make any state or federal unemployment compensation payments on behalf of Consultant, and Consultant shall not be entitled to these benefits in connection with Services performed under this Agreement. Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, state and federal unemployment benefits. Consultant is solely responsible for all insurance applicable to Consultant, including, without limitation, worker’s compensation insurance, travel accident insurance, medical/dental insurance, life insurance, short- term and/or state disability insurance or benefits, and long-term disability insurance.

8.2.	Taxes & Expenses. Consultant shall be responsible for all tax payments due from him in accordance with federal, state, city, county and other local tax laws, including all applicable income taxes. Under no circumstances will the Company: (a) withhold FICA (Social Security and Medicare taxes) from Consultant’s payments or make FICA payments on Consultant’s behalf; or (b) withhold state or federal income taxes from Consultant’s payments. Consultant shall be responsible for all expenses incurred while performing Services under this Agreement, including without limitation (i) insurance premiums (ii) license fees and all expense incurred with respect to license fees; and (iii) all memberships and dues. The Company will reimburse Consultant for pre-approved travel-related expenses incurred by Consultant directly in connection with the Services, as set forth more fully in Section 4 above.

9.	Tax Indemnity. Consultant agrees to indemnify and hold harmless the Company from any and all claims or demands under the Internal Revenue Code of 1986, as amended, or any state or local tax law or ordinance in respect of any failure of the Company to withhold income tax, FICA or any other tax from the Consulting Fees paid to Consultant, including any interest or penalties relating thereto and any costs or expenses incurred in defending such claims.

10.	Assignment. Consultant shall not assign this Agreement or any of its rights or privileges without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion. The Company may assign this Agreement to any party that agrees to assume this Agreement and all of the Company’s duties and obligations thereunder.

11.	Waiver. No waiver of this Agreement or any of its provisions shall be binding upon a party unless in writing and signed by each party. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision.

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12.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

13.	Survival. The provisions of Sections 2.3, 5, 6, 9-19 and any other obligation under this Agreement which is to survive or be performed after termination of this Agreement, regardless of the cause therefor, shall survive any termination or expiration of this Agreement.

14.	Notices. Any notice or other communication required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if (i) hand delivered, (ii) sent by overnight guaranteed delivery service, such as Federal Express or UPS; or (iii) sent by facsimile transmission or electronic mail during addressee’s normal business hours, with a duplicate copy sent by overnight delivery or certified or registered mail (except for any notice of termination which must be sent by method (i) or (ii)), addressed as follows:

If to Consultant:	John Saharek

If to the Company:	Harrow, Inc.
1A Burton Hills Blvd. Suite 200
Nashville, TN 37215
Attn: Mark Baum

or to such other address or addressee as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is received by the addressee.

15.	Publicity. Consultant shall not make any public announcements in respect of this Agreement without the prior written consent of the Company.

16.	Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, excluding the choice of law rules, and the parties hereby agree to submit to the jurisdiction and venue of the State and Federal courts of the State of Tennessee, and agree that the State and Federal courts of the State of Tennessee shall be the exclusive forum for the resolution of all disputes related to or arising out of this Agreement.

18.	Entire Agreement; Amendments. This Agreement, including any applicable SOW, represents the entire agreement between the parties in relation to the subject matter contained herein and supersedes all previous other agreements and representations, whether oral or written. This Agreement may be modified only if such modification is in writing and signed by a duly authorized representative of each party.

***SIGNATURE PAGE FOLLOWS***

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

CONSULTANT:

By:	/s/ John Saharek
Name:	John Saharek
An individual

Date:	February 27, 2026

COMPANY:

HARROW, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chairman & CEO

Date:	February 27, 2026

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Appendix A

Statement of Work

under Consulting Agreement

by and between

John Saharek and Harrow, Inc.

Effective Date: March 1, 2026 (or the Agreement Effective Date, if later)

Program: IHEEZO Anterior Clinic Adoption Pilot (“Program”)

Pilot Duration: SOW term begins on Effective Date and will continue through the term date December 31, 2026, unless earlier terminated per the Agreement.

Background and Objective

The Company desires to launch and evaluate a focused commercial initiative (“IHEEZO Anterior Adoption Pilot”) designed to drive sustainable, clinic-based adoption of IHEEZO for office-based ophthalmic procedures. The objective of the Program is to protect and expand existing clinic utilization, generate durable clinic revenue, and produce a scalable commercial, reimbursement, and execution playbook for broader deployment over a 12-month pilot period.

Consultant Role

Consultant will serve as Program Lead, providing overall strategy, governance, targeting discipline, execution oversight, and senior-level engagement support (including private equity platform engagement as applicable).

Fees and Payment

Consulting fees and any performance-based components will be as set forth below:

Base Consulting Fee: $18,540 per every two (2) weeks.

Annual Performance/Incentive Component based on adoption of IHEEZO

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